Mar 31, 2023
PERSONAL AND CONFIDENTIAL
Stanley Mbugua
[Address Omitted]

Dear Stanley:

This letter (the “Agreement”) confirms the agreement between you and Skillz Inc. (the “Company”) regarding the end of your employment with the Company and the resolution of any disputes between us.

1.Separation Date. Your employment with the Company ended effective March 31, 2023 (the “Separation Date”). You agree that you will not represent to anyone that you are still an employee of the Company, and you will not say or do anything purporting to bind the Company or any of its affiliates, after the Separation Date.

2.No Other Monies Owed. You acknowledge and agree that, with the payment of your final paycheck, you will have been timely paid all of your wages and other remuneration earned through the Separation Date. You acknowledge and agree that, prior to the execution of this Agreement, you were not entitled to receive any further payments or benefits from the Company in connection with your employment other than the benefits required pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and similar state law, and the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement. You acknowledge that you have no unreimbursed business expenses. You agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company.

3.Equity. You acknowledge and agree that Schedule A hereto sets forth, restricted stock units representing restricted shares of the Company’s Class A Common Stock (“RSUs”) previously granted to you under the Skillz Inc. 2020 Omnibus Incentive Plan (the “Plan”) and, with respect thereto, the number of RSUs which have vested as of the Separation Date. The RSUs and any shares acquired pursuant to the vesting of RSUs will remain subject to the terms and conditions of your Equity Documents[1] and the Plan, including the termination provisions set forth therein. Further, you acknowledge and agree that, other than the vested portion of the RSUs as noted on Schedule A, you do not have any right, title, claim or interest in or to any other Company securities, including, without limitation, any shares of the Company’s capital stock or any other options, restricted stock awards, restricted stock unit awards, other stock- or equity- related rights or other equity incentives or bonuses not expressly set forth in this Agreement, except to the extent you have purchased shares of the Company’s Class A Common Stock through a brokerage account unrelated to your employment with the Company or through the Company’s Employee Stock Purchase Plan.

4.Severance. Although you are not otherwise entitled to receive any severance benefits from the Company, subject to, and in consideration for, your timely execution and non-revocation of this Agreement, and provided you comply with all of the terms and conditions of this Agreement, the Confidentiality Agreement (as defined below), and all applicable Company policies, the Company will provide you with the following benefits:

a.Severance. The Company agrees to pay you a lump sum severance payment of $150,000, less all applicable withholdings and deductions, which will be paid to you within 15 days after the Effective Date (as defined below).

b.COBRA Premiums. If you timely elect continued group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the provider/s the same portion of premiums that it pays for active employees for the same level of group medical coverage as in effect for you on the Separation Date until the earliest of the following: (x) six months following the Separation Date, (y) the date you become eligible for group health insurance through a new employer, or (z) the date you cease to be eligible for COBRA coverage for any reason. You agree to notify the Company promptly if you become eligible for group medical care coverage through another employer. You may continue coverage thereafter at your own expense for the remainder of the COBRA continuation period, subject to continued eligibility. At its option, the Company may, at any time, convert such payments to a payroll tax payment to you in an amount equal to its remaining COBRA premium payment obligation to you under this subsection, less all applicable withholdings.

5.Your General Release. In consideration for receiving the severance, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past, present or future subsidiaries, affiliated companies, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship.

a.This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); WARN Act claims (federal or state); claims for attorneys’ fees or costs; any and all claims for stock, stock options, restricted stock units, or other equity securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis, under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act or any other federal, state, or local law prohibiting discrimination, harassment or retaliation (although you acknowledge that you have not asserted, and you are otherwise not aware of any basis for, any claim against the Released Parties of or involving discrimination, harassment, including sexual harassment, or retaliation); and claims under all other federal, state and local laws, ordinances and regulations.

b.You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law.

c.By signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and any right to individual monetary recovery. However, nothing in this Agreement precludes you from initiating and participating in any investigation or proceeding before any government agency or body and you do not need to provide notice to or obtain authorization from the Company to do so. Further, nothing in this Agreement (a) is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program, or (b) waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or state legislature.

d.This waiver and release covers only those claims that arose prior to your execution of this Agreement. The waiver and release does not apply to any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.

6.Waiver of Unknown Claims. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this Agreement is fairly and knowingly made. In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

7.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have 21 calendar days within which to consider this Agreement (although you may choose to execute Agreement earlier); (d) you have 7 calendar days following the execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective until the eighth day after you sign this Agreement provided that you have not revoked it (“Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this paragraph (the last day of such consideration period, the “Deadline”). To revoke the Agreement, you must email a written notice of revocation to HR@skillz.com and Legal@skillz.com, prior to the end of the 7-day period. You acknowledge that your consent to this Agreement is knowing and voluntary. The severance offer will be automatically withdrawn if you do not sign the Agreement by the Deadline. The severance offer will be automatically withdrawn if you do not sign the Agreement by the Deadline.

8.No Admission. Nothing in this Agreement shall constitute or be treated as an admission by the Company or the Released Parties of any liability, wrongdoing, or violation of law.

9.Continuing Obligations. At all times in the future, you will remain bound by and agree to comply with your Confidential Information and Invention Assignment Agreement that you executed in connection with your employment with the Company (the “Confidentiality Agreement”), a copy of which is attached as Exhibit A.

10.Return of Company Property. You agree that you have returned to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form) and credit cards, and that you have returned and/or, if incapable of being returned, you have deleted, destroyed, and finally purged all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in a cloud environment or in your personal computer, USB drives or in any other device that will remain in your possession after the Separation Date), except that for any property incapable of being returned, you agree to preserve any such Company property that is subject to any applicable hold notices. You further agree to sign the Termination Certification attached to the Confidentiality Agreement on or after your Separation Date and return an executed copy to HR@skillz.com by the Deadline. Your receipt of the severance benefits offered under this Agreement is contingent upon compliance with this provision.

11.Non-Disclosure. You agree that you will not disclose to others this Agreement or its terms, except that you may disclose such information to your spouse, to your attorney or accountant in order for such individuals to render services to you, or if required by applicable law. A breach of this provision will be deemed to be a material breach of this Agreement.

12.Non-Disparagement. You agree that you will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements on social media or the internet, or to any person or entity including, but not limited to, the press and/or media, current or former employees, board members, business partners or customers of the Company or any entity with whom the Company has a business relationship, that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Released Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company or any of the Released Parties. A breach of this provision will be deemed to be a material breach of this Agreement. Nothing in this Agreement prohibits you from providing truthful information as required by law, including in a legal proceeding or a government investigation. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Further, nothing in this Agreement prevents you from exercising rights under Section 7 of the National Labor Relations Act to engage in concerted activities for the purpose of collective bargaining or other mutual aid or protection, as applicable.

13.Arbitration Agreement. You and the Company agree that any and all claims or disputes arising out of or relating to this Agreement shall be resolved by final, binding and confidential arbitration before a single arbitrator in Las Vegas, Nevada (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees and costs to the prevailing party. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act.

14.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to you or made on your behalf under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. You further agree to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) your failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

15.Breach. In the event that you breach any of your obligations under this Agreement or as otherwise imposed by law, the Company will be entitled to recover the severance benefits and other consideration paid or provided under this Agreement and to obtain all other relief provided by law or equity, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by you under this Agreement.

16.Entire Agreement. You agree that except for the Confidentiality Agreement, the Equity Documents, and as otherwise expressly provided in this Agreement, this Agreement renders null and void any and all prior or contemporaneous agreements between you and the Company or any affiliate of the Company, including, but not limited to, any offer letter, compensation adjustment or retention letter entered into by and between you and the Company. You and the Company agree that this Agreement and its attachments constitutes the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

17.Governing Law. Except as to the arbitration provision, this Agreement shall be construed and interpreted in accordance with the laws of the state of California.

18.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

19.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. You and the Company agree that execution via DocuSign or another similar electronic signature service, or of a scanned image, shall have the same force and effect as execution of an original, that an electronic signature or scanned image of a signature shall be deemed an original and valid signature, and that the Agreement may not be challenged on the basis of such signatures.

You have a right to consult with an attorney regarding this Agreement. To accept this Agreement, please sign and date this Agreement by the Deadline.

Sincerely,
SKILLZ INC.

By:/s/ Charlotte Edelman
Name: Charlotte Edelman
Title: General Counsel and Corporate Secretary

My agreement with the terms and conditions of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement, that I have a right to consult with an attorney regarding this Agreement, and that I sign this release of all claims knowingly and voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed /s/ Stanley Mbugua Dated: 03/31/2023
Stanley Mbugua

Schedule A: Equity

Exhibit A: Confidential Information and Invention Assignment Agreement

[1] “Equity Documents” means, as and to the extent applicable, (a) with respect to any Options, each Notice of Stock Option Grant, Stock Option Agreement, Notice of Exercise, (b) with respect to any RSUs, Restricted Stock Unit Award Agreement, and (c) with respect to any PSUs, Performance Stock Unit Award Agreement.